CONTACTS

Gary L. Nalbandian	Mark A. Zody
Chairman/President	Chief Financial Officer
(717) 412-6301

PENNSYLVANIA COMMERCE BANCORP

REPORTS RECORD NET INCOME FOR 2008 AND EPS UP 84%;

 LOANS INCREASE 24%

January 27, 2009 – Harrisburg, PA – Pennsylvania Commerce Bancorp, Inc. (NASDAQ Global Select Market Symbol: COBH), parent company of Commerce Bank/Harrisburg, reported increased total assets, loans, deposits and revenues for the fourth quarter of 2008 as well as record net income and earnings per share for the year ended December 31, 2008 announced Gary L. Nalbandian, Chairman, President and CEO.

2008 Financial Highlights (dollars in millions, except per share data)

	Year Ended			Quarter Ended
	12/31/08	12/31/07	% Increase	12/31/08	12/31/07	% Increase
Total assets	$2,140.5	$1,979.0	8%

Total deposits	1,634.0	1,560.9	5%

Total loans (net)	1,423.1	1,146.6	24%

Total revenues	$104.1	$82.3	27%	$28.0	$23.0	22%

Net income	12.9	7.0	84%	2.8	2.5	12%

Diluted net income per share	$1.97	$1.07	84%	$0.42	$0.38	11%

Chairman’s Statement

In commenting on the Company’s financial results, Chairman Nalbandian stated “2008 was the most successful year in the history of Pennsylvania Commerce Bancorp, despite very difficult financial conditions.”

Our focus on community banking produced an 84% increase in net income, driven by a 16% increase in core commercial and consumer deposits and a 24% increase in loans as we continued to support the credit needs of our communities.  We were also able to increase our allowance for loan losses by $6.0 million, or 56%, in 2008. We did not participate in sub prime lending and our overall asset quality remains sound despite the distressed economic conditions.

2008 was also our last year under the Commerce Bank network as we embark on an exciting new plan to expand into the metro Philadelphia market. In 2009 Commerce Bank/Harrisburg will become  as we acquire Republic First Bancorp and rebrand as Metro Bank. The new company will have $3.2 billion in assets and 45 offices in Pennsylvania and New Jersey.  We will in 2009 begin an exciting new expansion of stores, based on our successful service and convenience model as we create:  “America’s Next Great Bank”, with unlimited potential.

Mr. Nalbandian also noted the following highlights from the fourth quarter and year ended December 31, 2008:

➢
Net income was $2.8 million for the fourth quarter, up $289,000, or 12%, over the fourth quarter one year ago. Net income for the year ended December 31, 2008 totaled $12.9 million, up $5.9 million, or 84%, over the year ended December 31, 2007.

➢
Diluted net income per share was $0.42 for the quarter, up $0.04, or 11%, over the fourth quarter of 2007.  Diluted net income per share for the year ended December 31, 2008 was $1.97, up $0.90, or 84%, over the prior year, despite increasing our allowance for loan losses by $6.0 million, or 56%.

➢
Total revenues grew $5.0 million, or 22%, for the fourth quarter of 2008 over the same quarter one year ago.  Total revenues for the year ended December 31, 2008 were $104.1 million, up $21.8 million, or 27% over the previous year.

➢	Net interest income for the quarter increased $4.6 million, or 27%, over the same period in 2007. Net interest income for 2008 totaled $78.7 million, an increase of $19.2 million, or 32%.

➢	Deposit charges and service fees grew 16% in 2008 over one year ago.

➢
The Company’s net interest margin for the fourth quarter improved 60 basis points over the same quarter one year ago to 4.20%.  Net interest margin for the year 2008 improved 79 basis points from 3.30% to 4.09%.

➢	In this extremely difficult credit environment, net loans grew $276.4 million, or 24%, for 2008 to a total of $1.42 billion.

➢	Core deposits, excluding government deposits, increased 16% to $1.31 billion.

➢	Total assets reached $2.1 billion, up 8% over the past twelve months.

➢	Stockholders’ equity increased $2.1 million, or 2%, to $114.5 million compared to December 31, 2007.

➢	Return on average stockholders’ equity improved to 11.42% for the year 2008 vs. 6.59% for 2007.

➢	Both the Company and its subsidiary bank continue to be “well-capitalized” institutions under various regulatory capital guidelines as required by federal banking agencies.

➢
On November 7, 2008, the Company entered into an Agreement and Plan of Merger with Republic First Bancorp, Inc. (NASDAQ Market Symbol: FRBK) located in Philadelphia, PA.  The merger is expected to close in early April 2009 and the combined company will have total assets of approximately $3.2 billion.

➢	Effective with the merger, the company’s stock will trade on the NASDAQ Global Select Market under the ticker symbol METR.

➢
On December 30, 2008, the Company entered into a Transition Agreement with TD Bank, N.A. and Commerce Bancorp, LLC (formerly Commerce Bancorp, Inc.) which terminates the Network Agreement and Master Services Agreement between the Company and TD Bank for data processing, item processing, branding and other ancillary services.  If all services are transitioned away from TD Bank by July 15, 2009, Commerce Bank/Harrisburg will receive a fee of $6 million from TD Bank which will substantially defray the costs of such transition.

➢
On November 10, 2008, the Company entered into a services agreement with Fiserv Solutions, Inc. to provide various services including: core system hosting, item processing, deposit and loan processing, electronic banking, data warehousing and other banking functions.

Income Statement

	Three months ended December 31,			Year ended December 31,
(dollars in thousands, except per share data)	2008	2007	% Change	2008	2007	% Change
Total revenues	$27,965	$22,952	22%	$104,138	$82,315	27%
Total operating expenses	20,570	19,171	7%	77,909	70,807	10%
Net income	2,756	2,467	12%	12,901	7,001	84%
Diluted net income per share	$0.42	$0.38	11%	$1.97	$1.07	84%

Total revenues (net interest income plus noninterest income) for the fourth quarter increased $5.0 million to $28.0 million, up 22% over the fourth quarter of 2007. Total revenues for the year 2008 increased by $21.8 million, or 27%, over total revenues in 2007.

Net income totaled $2.8 million for the fourth quarter of 2008, an increase of $289,000, or 12%, over net income of $2.5 million for the fourth quarter of 2007. Net income per fully diluted share for the quarter was $0.42, an 11% increase over the $0.38 recorded for the same period a year ago.

Net income for the year ended December 31, 2008 grew $5.9 million, or 84%, over the net income recorded in 2007.  Net income per fully diluted share totaled $1.97 for the year 2008, up $0.90, or 84%, over last year.

Net Interest Income and Net Interest Margin

Net interest income for the fourth quarter of 2008 totaled $21.4 million, an increase of $4.6 million, or 27%, over the $16.8 million recorded a year ago.  This increase was a result of continued strong loan growth combined with significant improvement in the Company’s net interest margin.  For the year ended December

31, 2008, net interest income totaled $78.7 million, up $19.2 million, or 32%, over the $59.5 million recorded last year.

The net interest margin for the fourth quarter of 2008 was 4.20%, up 60 basis points over the fourth quarter of 2007. The improvement in net interest margin is the result of continued strong loan growth combined with a marked reduction in the Company’s deposit and total cost of funds.

Net interest income, on a tax equivalent basis, totaled $22.0 million in the fourth quarter of 2008, an increase of $4.8 million, or 28%, over the fourth quarter one year ago. Net interest margin on a fully-taxable equivalent basis was 4.31%.  Fully taxable net interest income for the year ended December 31, 2008 was $80.6 million, up $20.0 million, or 33%, as compared to last year.  Net interest margin on a fully taxable basis for the year 2008 was 4.19%, up 82 basis points over 2007.

Net Interest Income and Rate/Volume Analysis

As shown below, the increase in net interest income on a tax equivalent basis was due to volume increases in the Company’s earning assets, as well as noticeable improvement in the net interest margin.

(dollars in thousands)	Net Interest Income
2008 vs. 2007	Volume Increase	Rate Change	Total Increase	% Increase
Fourth Quarter	$ 1,995	$ 2,828	$ 4,823	28%
Year	6,139	13,835	19,974	33%

Noninterest Income

Noninterest income for the fourth quarter of 2008 totaled $6.6 million, up $450,000, or 7%, over $6.1 million a year ago.  The growth in noninterest income for the quarter was reflected in increased deposit charges and service fees as depicted on the table below:

	Three months ended December 31,			Year ended December 31,
(dollars in thousands)	2008	2007	% Change	2008	2007	% Change
Deposit charges and service fees	$5,994	$5,711	5%	$23,929	$20,688	16%
Other income	588	421	40	1,661	1,964	(15)
Subtotal	6,582	6,132	7	25,590	22,652	13
Net investment securities gains (losses)	-	-		(157)	171
Total noninterest income	$6,582	$6,132	7%	$25,433	$22,823	11%

Non-interest Expenses

Non-interest expenses for the fourth quarter of 2008 were $20.6 million, up 7%, over $19.2 million one year ago.  The breakdown of non-interest expenses for the three months and year ended December 31, 2008 and 2007, respectively, are shown in the following table:

	Three months ended December 31,			Year ended December 31,
(dollars in thousands)	2008	2007	% Change	2008	2007	% Change
Salaries and employee benefits	$10,355	$8,953	16%	$38,085	$34,495	10%
Occupancy and equipment	3,060	3,129	(2)	12,394	11,635	7
Advertising and marketing	429	867	(51)	2,747	3,334	(18)
Data Processing	1,897	1,708	11	7,234	6,501	11
Regulatory assessments and costs	554	1,561	(65)	2,834	3,062	(7)
Core System/Network Conversion	935	-	-	935	-	-
Merger/Acquisition Costs	491	-	-	491	-	-
Other expenses	2,849	2,953	(4)	13,189	11,780	12
Total non-interest expenses	$20,570	$19,171	7%	$77,909	$70,807	10%

Included in non-interest expenses for the fourth quarter of 2008 was $935,000 related to negotiating, planning and training for the conversion of core processing, item processing and network infrastructure services from our current service provider, TD Bank, to our new service provider, Fiserv Solutions, Inc.  This conversion is planned for mid-2009.  Also included in non-interest expenses for the quarter was $491,000 associated with the Company’s pending acquisition of Republic First Bancorp, Inc. which is expected to close early in the second quarter of 2009. Of particular note is that regulatory assessment costs were down $1.0 million, or 65%, for the fourth quarter of 2008 from the level incurred for the same period one year ago.

Non-interest expenses for the year ended December 31, 2008 totaled $77.9 million, up $7.1 million, or 10%, over the $70.8 million recorded during the year 2007.

Balance Sheet

	December 31,
(dollars in thousands)	2008	2007	% Change
Total assets	$2,140,527	$1,979,011	8%

Total loans (net)	1,423,064	1,146,629	24%

Total deposits	1,633,985	1,560,896	5%

Total core deposits	1,625,092	1,548,611	5%

Lending

Total gross loans increased $282.4 million, or 24%, to $1.4 billion from $1.2 billion one year ago, with the growth represented across all loan categories. The composition of the Company’s loan portfolio is as follows:

(dollars in thousands)	12/31/08	% of Total	12/31/07	% of Total	$ Increase	% Increase
Commercial	$445,197	31%	$361,374	31%	$83,823	23%
Owner occupied	269,280	19	254,138	22	15,142	6
Total commercial	714,477	50	615,512	53	98,965	16
Consumer/residential	329,403	23	301,667	26	27,736	9
Commercial real estate	395,903	27	240,192	21	155,711	65
Gross loans	$1,439,783	100%	$1,157,371	100%	$282,412	24%

Asset Quality

The Company’s asset quality ratios are highlighted below:

	Quarter Ended
	December 31, 2008	September 30, 2008	December 31, 2007
Non-performing assets/total assets	1.30%	0.57%	0.17%
Net loan charge-offs/average total loans	0.04%	0.00%	0.02%
Loan loss reserve/gross loans	1.16%	1.00%	0.93%
Non-performing loan coverage	62%	119%	366%
Non-performing assets/capital and reserves	21%	10%	3%

Non-performing assets and loans past due 90 days at December 31, 2008 totaled $27.9 million, or 1.30%, of total assets, as compared to $12.2 million, or 0.57% of total assets, at September 30, 2008 and $3.4 million, or 0.17%, of total assets one year ago. The increase in non-performing assets from September 30, 2008 is primarily associated with two credits which total approximately $13.5 million. These loans have a specific reserve associated with them of $2.2 million as of December 31, 2008.  The Company’s fourth quarter provision for loan losses totaled $3.4 million as compared to $245,000 recorded in the fourth quarter of 2007.  For the year ended December 31, 2008, the loan loss provision totaled $7.5 million vs. $1.8 million for the year 2007.  The increase in the provision for loan losses for both the quarter and for the year, over the respective prior year periods, is a result of the Company’s strong loan growth of $276 million over the past twelve months, as well as the increase in the level of non-performing loans from December 31, 2007 to December 31, 2008. The allowance for loan losses totaled $16.7 million as of December 31, 2008 and represented 1.16% of gross loans outstanding other than the two troubled commercial real estate loans mentioned above, our asset quality remains sound.

Total net charge-offs for the fourth quarter were $569,000 vs. $176,000 for the fourth quarter of 2007.  Total net charge-offs for the year 2008 were $1.5 million vs. $705,000 for the year 2007.

Core Deposits

Change in core deposits by type of account is as follows:

	December 31,
(dollars in thousands)	2008	2007	% Change	4th Qtr 2008 Cost of Funds
Demand non-interest-bearing	$280,556	$271,894	3%	0.00%
Demand interest-bearing	732,235	747,549	(2)	1.19
Savings	391,612	375,710	4	0.83
Subtotal	1,404,403	1,395,153	1	0.86
Time	220,689	153,458	44	3.25
Total core deposits	$1,625,092	$1,548,611	5%	1.15%

Change in core deposits by type of customer is as follows:

	December 31,	% of	December 31,	% of	%
(dollars in thousands)	2008	Total	2007	Total	Change
Consumer	$729,187	45%	$586,100	38%	24%
Commercial	584,166	36	544,442	35	7
Government	311,739	19	418,069	27	(25)
Total	$1,625,092	100%	$1,548,611	100%	5%

Consumer and commercial core deposits grew by $182.8 million, or 16%  in 2008 over 2007.

Investments

At December 31, 2008, the Company’s investment portfolio totaled $494.2 million. Detailed below is information regarding the composition and characteristics of the Company’s investment portfolio at December 31, 2008.

Product Description	Available for Sale	Held to Maturity	Total
(in thousands)
Mortgage-backed securities:
Federal government agencies pass through certificates	$63,772	$71,576	$135,348
Collateralized mortgage obligations (government agency or investment grade rated)	272,882	40,896	313,778
U.S. Government agencies/other	5,002	40,115	45,117
Total	$341,656	$152,587	$494,243
Duration (in years)	4.0	3.4	3.8
Average life (in years)	4.9	4.1	4.7
Quarterly average yield	4.73%	5.10%	4.84%

At December 31, 2008, the after tax depreciation of the Company’s available for sale portfolio was $17.3 million as compared to $14.3 million at September 30, 2008 and vs. $3.9 million at December 31, 2007.  The market for certain securities held in the Company’s available-for-sale portfolio remained volatile during the third and fourth quarters of 2008 due to extraordinary economic and market dislocations.  As a result of this volatility, the market prices for many types of securities at December 31, 2008 were lower than at September 30,

2008 due to the distressed market conditions.  Management has reviewed such securities for continued and constant receipt of scheduled principal and interest payments, the performance of the underlying collateral, the financial condition and near-term prospects for the issuers as well as credit-rating adjustments.  Based upon this review, management does not believe any individual unrealized loss as of December 31, 2008 represents other-than-temporary impairment.  In management’s opinion, unrealized losses on these securities are primarily the result of changes in the liquidity levels in the market in addition to changes in general market interest rates and due to material changes in the credit characteristics of the investment securities portfolio.  In addition, at December 31, 2008, management had the positive intent and ability to hold these securities to market price recovery or maturity.

The Company did not own any common stock or preferred stock of either FNMA (“Fannie Mae”) or FHLMC (“Freddie Mac”) and as a result did not have exposure to loss in its investment portfolio as a result of the federal government’s takeover of these two organizations.  The Company also does not own corporate debt of any of the investment banking firms.

Capital

Stockholders’ equity at December 31, 2008 totaled $114.5 million, an increase of $2.1 million, or 2%, over stockholders’ equity of $112.3 million at December 31, 2007.  Excluding the effect of the unrealized loss (net of taxes) on securities in the available for sale portfolio, core stockholders’ equity increased by $15.6 million, or 13%, in 2008 over 2007. Return on average stockholders’ equity (ROE) for the fourth quarter and for the year ended December 31, 2008 and 2007 are shown below:

Return on Equity
Three Months Ended December 31,		Year Ended December 31,
2008	2007	2008	2007
9.76%	8.83%	11.42%	6.59%

The Company’s capital ratios at December 31, 2008 were as follows:

	Commerce	Regulatory Guidelines “Well Capitalized”
Leverage Ratio	7.52%	5.00%
Tier 1	9.66	6.00
Total Capital	10.68	10.00

Stockholder Returns

	As of December 31, 2008
	Commerce	NASDAQ Bank Index	S & P 500 Index	Russell 2000 Financial Services Index
1 Year	(4)%	(21)%	(37)%	(25)%
5 Years	2%	(4)%	(2)%	(2)%
10 Years	10%	4%	(1)%	5%

FORWARD-LOOKING STATEMENTS AND OTHER INFORMATION

The Company may, from time to time, make written or oral “forward-looking statements”, including statements contained in the Company’s filings with the Securities and Exchange Commission (including the annual report on Form 10-K and the exhibits thereto), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements include statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company’s control).  The words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan” and similar expressions are intended to identify forward-looking statements.  The following factors, among others discussed in the Company’s Form 10-K, could cause the Company’s financial performance to differ materially from that expressed or implied in such forward-looking statements:

•	the Company’s dependence on Toronto Dominion Bank (and Commerce Bank, N.A.) to provide various services to the Company and the costs associated with securing alternate providers of such services;

•	the impact on the Company of the planned merger with Republic First Bancorp, Inc.;

•	the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations;

•	the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System;

•	inflation;

•	the impact of the extraordinary economic and market dislocations on the fair value market prices of investment securities;

•	interest rate, market and monetary fluctuations;

•	the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers;

•	the willingness of customers to substitute competitors’ products and services for the Company’s products and services, and vice versa;

•	the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance);

•	changes in the Company’s allowance for loan losses;

•	effect of terrorists attacks and threats of actual war;

•	unanticipated regulatory or judicial proceedings;

•	changes in consumer spending and saving habits; and

•	the success of the Company at managing the risks involved in the foregoing.

The Company cautions that the foregoing list of important factors is not exclusive. The Company cautions that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance, or achievements to differ materially from the future results, performance, or achievements the Company has anticipated in such forward-looking statements. You should note that many factors, some of which are discussed in this Press Release, could affect the Company’s future financial results and could cause those results to differ materially from those expressed or implied in the Company’s forward-looking statements contained or incorporated by reference in this document. The Company does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company. For information on subsequent events, refer to the Company’s filings with the SEC.